UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2011

ADVANCED BIOENERGY, LLC

(Exact name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-52421	20-2281511
(Commission File Number)	(I.R.S. Employer Identification No.)

8000 Norman Center Drive Suite 610 Bloomington, MN	55437
(Address of Principal Executive Offices)	(Zip Code)

763-226-2701

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Pursuant to a Settlement Agreement dated as of June 30, 2011, Advanced BioEnergy, LLC (the “Company” or “ABE”) resolved all open issues related to: (i) previously reported pending arbitration brought by Revis L. Stephenson III, a former officer of ABE, against ABE (“Stephenson Arbitration”); (ii) previously reported litigation brought by Stephenson against Clean Energy Capital, LLC, a Delaware limited liability company (“CEC”), and Scott Brittenham (“Brittenham”), a director of ABE and an officer of CEC (the “Stephenson Lawsuit”); and (iii) the payment of legal fees by ABE in satisfaction of claims for indemnification by Brittenham in the Stephenson Lawsuit.

Under the terms of the Settlement Agreement and a separate Master Agreement dated as of June 30, 2011 (“Master Agreement”): (i) ABE agreed to pay $3.4 million to Stephenson on June 30, 2011; and (ii) the CEC Obligors (as defined below) agreed to jointly and severally reimburse ABE for $450,000 of the $3.4 million.

The Master Agreement was entered into between by and among ABE, CEC, Ethanol Investment Partners, LLC, a Delaware limited liability company (“EIP”), Ethanol Capital Partners, LP – Series R, a Delaware limited partnership, Ethanol Capital Partners, LP – Series T, a Delaware limited partnership, Ethanol Capital Partners, LP – Series V, a Delaware limited partnership, and Tennessee Ethanol Partners, LP, a Delaware limited partnership (each limited partnership is referred to as a “CEC Partnership” and collectively the “CEC Partnerships”; and the CEC Partnerships and EIP are collectively referred to as the “CEC Obligors”).

In addition to the $3.4 million paid to Stephenson by ABE on June 30, 2011, under the Master Agreement and related documents described below:

•

ABE agreed to pay on June 30, 2011, $80,000 in legal fees and costs incurred by Brittenham, CEC and the CEC Obligors, in complete satisfaction of ABE’s indemnification obligations to Brittenham in connection with the Stephenson Lawsuit. The CEC Obligors agreed to reimburse ABE for $40,000 of these legal fees and costs, which fees and costs have been added to the Note (as defined below).

•

Each CEC Obligor entered into, and agreed to be jointly and severally responsible for, a promissory note dated as of June 30, 2011 for $490,000 (“Note”) consisting of: (i) $450,000 as partial payment and reimbursement for ABE payments to Stephenson under the Settlement Agreement and in full satisfaction of all obligations owed by the CEC Obligors pursuant to the Settlement Agreement; and (ii) $40,000 for partial reimbursement to ABE for legal fees and costs of CEC, Brittenham and the CEC Obligors in the Stephenson Lawsuit in full satisfaction of all ABE indemnification obligations to Brittenham in connection with the Stephenson Lawsuit. The Note bears interest at the Prime Rate (as adjusted annually). The principal and interest are due and payable on July 1, 2016. The Note also provides that the units of membership in the Company owned by the CEC Obligors will be pledged to secure the indebtedness under the Note and that all proceeds from dividends, distributions or redemptions of the pledged units may be retained by the Company for payment on the Note.

•

Each CEC Obligor entered into and delivered to ABE a pledge agreement (the “Pledge”) dated as of June 30, 2011, under which it pledged its units of membership interest in ABE to collateralize its obligations under the Note. The CEC Obligors own and pledged a total of

4,423,499 units of membership interest of ABE, (subject in the case of one CEC Obligor to a prior pledge to CEC), which is approximately 17.1% of ABE’s outstanding units of membership interests.

•	CEC has agreed to guarantee payment of principal and interest under the Note (“Guarantee”).

ABE completed its payments to Stephenson and its payment of legal fees and costs with respect to its indemnification of Brittenham on June 30, 2011.

Item 8.01	Other Events

Settlement of Stephenson Arbitration

In connection with the execution of the Settlement Agreement described in Item 1.01 of this Form 8-K and the June 30, 2011 payment by the Company, all matters related to the Stephenson Arbitration and the Stephenson Lawsuit have been resolved and both the Stephenson Arbitration and the Stephenson Lawsuit will be dismissed with prejudice.

As previously disclosed, ABE incurred a charge of $2.1 million in the quarter ended March 31, 2011 with respect to the Stephenson Arbitration. ABE will incur an additional charge in the third quarter ended June 30, 2011, reflecting the final resolution of the Stephenson Arbitration and the other matters described in this Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) The following exhibits are filed with this Form 8-K.

Exhibit No.	Description
10.1	Master Agreement dated as of June 30, 2011 between Advanced BioEnergy, LLC, Clean Energy Capital, LLC, and affiliated entitles of Clean Energy Capital, LLC.

10.2	Promissory Note dated June 30, 2011, from affiliated entitles of Clean Energy Capital, LLC to Advanced BioEnergy, LLC.

10.3	Pledge Agreement dated June 30, 2011, from affiliated entitles of Clean Energy Capital, LLC to Advanced BioEnergy, LLC.

10.4	Guarantee dated June 30, 2011 by Clean Energy Capital, LLC of Promissory Note from affiliated entitles of Clean Energy Capital, LLC to Advanced BioEnergy, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED BIOENERGY, LLC

By:	/s/ Richard R. Peterson

Richard R. Peterson
President, Chief Executive Officer and
Chief Financial Officer

Date: July 7, 2011